NEWS RELEASE

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	1-978-897-0100 x3064	1-978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SeaChange InternationaL Reports

FIRST Quarter Fiscal 2013 Results

•	Revenue at High End of Guidance
•	Full Year Guidance Reaffirmed

ACTON, Mass. (June 6, 2012) –SeaChange International, Inc. (NASDAQ: SEAC), an industry leading multi-screen video software company, today reported revenue of $36.6 million (excluding $9.0 million in revenue related to discontinued operations) and non-GAAP operating income of $1.8 million or $0.06 per share for the first quarter of fiscal 2013. In comparison, first quarter fiscal 2012 revenue was $40.2 million (excluding $11.9 million in revenue related to discontinued operations) and non-GAAP operating income was $2.0 million or $0.06 per share. The Company’s first quarter financial results reflect the impact of the sale of both its broadcast servers and storage and media service businesses in May 2012. Accordingly, the Company has reflected both these divested businesses as discontinued operations in its financial statements for the first quarter of both fiscal 2013 and 2012. The Company posted a GAAP loss from continuing operations for the first quarter of fiscal 2013 of approximately $286,000 compared to a GAAP loss from continuing operations of $402,000 for the first quarter of fiscal 2012.

“During the first quarter, we took significant steps to transform SeaChange to become a pure-play software company through the sale of our former broadcast servers and storage business and our media service business units, which ultimately closed in May 2012, so that now we can focus our attention squarely on our software business,” stated SeaChange CEO Raghu Rau. “We continue to invest significant resources in developing and launching our next generation software products towards the latter half of this fiscal year. We are also continuing to reduce our overall cost structure and streamline our operations.”

Commenting on the future outlook, Rau stated, “We anticipate our second quarter fiscal 2013 software revenue to be in the range of $35 million to $37 million and we are reaffirming our full year software revenue guidance range of $150 million to $160 million. We are also maintaining our previous full year non-GAAP operating income guidance to be in the range of $17 million to $20 million.”

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SeaChange Q1 FY13/Page 2

The Company ended the first quarter of fiscal year 2013 with cash, cash equivalents and marketable securities of $95.2 million compared to $93.8 million at the end of fiscal 2012. The increase in cash was primarily attributable to cash generated from operations.

The Company will host its first quarter conference call on Thursday, June 7, 2012 at 8:30 a.m. E.T. The live webcast can be accessed at www.schange.com/ir. Supplemental financial information and prepared remarks for the conference call will be posted to the Investor Relations section of our website simultaneously with this press release.

About SeaChange International

Ranked among the top 250 software companies in the world, SeaChange International (NASDAQ: SEAC) enables transformative multi-screen video services through an open, cloud-based, intelligent software platform trusted by cable, IPTV and mobile operators globally. Personalized and fully monetized video experiences anytime on any device, in the home and everywhere, are the product of the Company’s superior back office, advertising and in-home offerings.

SeaChange’s hundreds of customers are many of the world’s most powerful media brands including all major cable operators in the Americas and Europe, and the largest telecom companies in the world. Headquartered in Acton, Massachusetts, SeaChange is TL 9000 certified and has product development, support and sales offices around the world.  Visit: www.schange.com.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements regarding the potential impact on the Company, and future financial performance, are neither promises nor guarantees and may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current assumptions and expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. Factors that could cause actual future results to differ materially from current expectations include the following: the continued spending by the Company’s customers on video systems and services; the continued development of the multi-screen video market; the Company’s ability to successfully introduce new products or enhancements to existing products; worldwide economic cycles; steps taken to address the variability in the market for our products and services; uncertainties introduced by the evaluation of strategic options completed in fiscal 2012; our transition to a pure-play software company; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; the length of the Company’s sales cycles; any decline in demand or average selling prices for our products; the Company’s ability to manage its growth; the risks associated with international operations; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market or other limitations in materials we use to provide our products and services; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the impact of acquisitions or divestitures made by the Company; changes in the regulatory environment; the Company’s ability to hire and retain highly skilled employees; and the effectiveness of the Company’s disclosure controls and procedures and internal controls over financial reporting.

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SeaChange Q1 FY13/Page 3

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing under the caption “Certain Risk Factors” in the Company’s Annual Report on Form 10K filed on April 5, 2012. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

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SeaChange Q1 FY13/Page 4

 SeaChange International, Inc.
Condensed Consolidated Balance Sheets

(in thousands, except share data)

	April 30, 2012	January 31, 2012
Assets	(unaudited)
Cash and marketable securities	$95,165	$93,780
Accounts receivable, net	31,460	46,774
Inventories, net	11,167	10,218
Prepaid expenses and other current assets	8,980	8,035
Assets held for sale	646	646
Property and equipment, net	19,934	20,162
Goodwill and intangible assets, net	65,736	66,846
Other assets	5,364	4,528
Assets related to discontinued operations	31,718	47,863
Total assets	$270,170	$298,852

Liabilities and Stockholders’ Equity
Accounts payable and other current liabilities	$20,911	$24,626
Deferred revenues	28,478	35,735
Other long term liabilities	7,496	8,464
Deferred tax liabilities and income taxes payable	6,527	7,545
Liabilities related to discontinued operations	12,907	11,544
Total liabilities	76,319	87,914

Total stockholders’ equity	193,851	210,938
Total liabilities and stockholders’ equity	$270,170	$298,852

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SeaChange Q1 FY13/Page 5

SeaChange International, Inc.

Condensed Consolidated Statement of Operations and Other Comprehensive Income – Unaudited
(in thousands, except per share data)

	Three Months Ended
	April 30, 2012	April 30, 2011

Revenues	$36,625	$40,169
Cost of revenues	16,473	18,131
Gross profit	20,152	22,038

Operating expenses:
Research and development	10,071	10,066
Selling and marketing	4,265	6,566
General and administrative	5,978	5,334
Amortization of intangibles	978	790
Acquisition costs	60	53
Restructuring costs	(28)	-
Total operating expenses	21,324	22,809
Loss from operations	(1,172)	(771)
Gain on sale of investment in affiliate	814	-
Other income, net	46	157
Loss before income taxes and equity income in earnings of affiliates	(312)	(614)
Income tax expense (benefit)	1	(126)
Equity income in earnings of affiliates, net of tax	27	86
Loss from continuing operations	$(286)	$(402)
(Loss) income from discontinued operations	$(19,325)	$18
Net loss	$(19,611)	$(384)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	$1,635	$5,043
Unrealized loss on marketable securities	(13)	(26)
Comprehensive (loss) income	$(17,989)	$4,633

Loss per share:
Basic loss per share	$(0.60)	$(0.01)
Diluted loss per share	$(0.60)	$(0.01)
Loss per share from continuing operations:
Basic loss per share	$(0.01)	$(0.01)
Diluted loss per share	$(0.01)	$(0.01)
Loss per share from discontinued operations:
Basic (loss) income per share	$(0.59)	$0.00
Diluted (loss) income per share	$(0.59)	$0.00
Weighted average common shares outstanding:
Basic	32,544	31,934
Diluted	32,544	31,934

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SeaChange Q1 FY13/Page 6

Use of Non-GAAP Financial Information

Beginning with the first quarter of fiscal 2013, the Company changed its reported non-GAAP measure of financial performance to both non-GAAP income from operations and adjusted EBITDA. The Company defines non-GAAP income from operations as GAAP operating income or loss plus stock-based compensation expenses, amortization of intangible assets and capitalized software, expenses related to acquisitions and divestitures, and restructuring costs. The Company defines adjusted EBITDA as loss from continuing operations before net income tax expense (benefit), net interest income and expense, depreciation expense, amortization of intangible assets and capitalized software, stock-based compensation expense, expenses related to acquisitions and divestitures, professional fees associated with litigation, gain on sale of investment in affiliates and restructuring costs. In periodic communications, the Company has discussed non-GAAP income from operations and also believes that adjusted EBITDA are both important measures that are not calculated according to U.S. generally accepted accounting principles (“GAAP”). The Company uses non-GAAP income from operations and adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our board of directors, determining a component of bonus compensation for executive officers and other key employees based on operating performance and evaluating short-term and long-term operating trends in our operations. The Company believes that non-GAAP income from operations and adjusted EBITDA financial measures assist in providing an enhanced understanding of the Company’s underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

Non-GAAP income from operations and adjusted EBITDA are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the non-GAAP income from operations and adjusted EBITDA financial adjustments described above, and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

Income tax expense (benefit). The Company’s GAAP income tax expense (benefit) can fluctuate materially from period to period due to tax adjustments that have no relation to underlying operating performance. The Company feels that exclusion of income tax expense allows comparisons of operating results that are consistent across past, present and future periods.

Net interest income and expense. The Company receives interest income on investments and incurs interest expense on tax adjustments. These charges may vary from period to period due to changes in interest rates driven by the general market.

Depreciation expense. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any correlation to underlying operating performance. Management believes that exclusion of depreciation expense allows comparisons of operating results that are consistent across past, present and future periods.

Amortization of intangible assets and capitalized software. The Company incurs amortization expense of intangible assets related to various acquisitions that have been made in recent years. These intangible assets are valued at the time of acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. The Company believes that exclusion of these expenses allows comparisons of operating results that are consistent over time for both the Company’s newly-acquired and long-held businesses.

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SeaChange Q1 FY13/Page 7

Stock-based compensation expense. The Company incurs expenses related to stock-based compensation included in our GAAP presentation of cost of revenue, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of our shares, risk-free interest rates and the expected term and forfeiture rates of the awards.

Expenses related to acquisitions and divestitures. Some acquisition related expenses are considered to be non-recurring expenses by management for items such as the professional costs associated with selling a business unit and acquisitions. Acquisition costs consist of transaction costs and changes in fair value related to contingent consideration

Professional fees associated with litigation. The Company has excluded the effect the legal expenses associated with litigation because the amount and timing of these expenses are largely beyond the Company’s control.

Gain on sale of investment in affiliates. The Company has excluded the residual gain from the prior sale of its investment in InSite One.

Restructuring costs. The Company incurred charges due to the restructuring of its business including severance charges, resulting from the restructuring and any changes due to revised estimates, which generally would not have been incurred otherwise in the periods presented as part of the Company’s continuing operations.

The following table below reconciles the Company’s GAAP loss from operations, the most directly comparable GAAP financial measure to the Company’s non-GAAP income from operations:

Reconciliation of GAAP to Non-GAAP Results

Reconciliation to GAAP - Quarter Ended April 30, 2012

(In thousands, except per share amount)	Gross Profit	Gross Profit Percentage	Operating Expenses	(Loss) income from Operations	Operating (Loss) income Percentage	EPS from Operating (Loss) income

GAAP reported results	$20,152	55.0%	$21,324	$(1,172)	-3.2%	$(0.04)
Stock based compensation expense	117	0.3%	(911)	1,028	2.8%	$0.03
Amortization of intangible assets and capitalized software	514	1.4%	(989)	1,503	4.1%	$0.06
Expenses related to acquisitions and divestitures	-	0.0%	(451)	451	1.2%	$0.01
Restructuring costs	-	0.0%	28	(28)	-0.1%	$-
Non-GAAP financial results	$20,783	56.7%	$19,001	$1,782	4.9%	$0.06

Weighted Shares Outstanding						32,544

Reconciliation to GAAP - Quarter Ended April 30, 2011

(In thousands, except per share amount)	Gross Profit	Gross Profit Percentage	Operating Expenses	(Loss) income from Operations	Operating (Loss) income Percentage	EPS from Operating (Loss) income

GAAP reported results	$22,038	54.9%	$22,809	$(771)	-1.9%	$(0.02)
Stock based compensation expense	151	0.4%	(1,159)	1,310	3.3%	$0.04
Amortization of intangible assets and capitalized software	593	1.5%	(798)	1,391	3.5%	$0.04
Expenses related to acquisitions and divestitures	-	0.0%	(112)	112	0.3%	$0.00
Non-GAAP financial results	$22,782	56.7%	$20,740	$2,042	5.1%	$0.06

Weighted Shares Outstanding						31,934

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SeaChange Q1 FY13/Page 8

The following table below reconciles the Company’s loss from continuing operations to its Adjusted EBITDA:

Reconciliation of Selected GAAP Measures to Non-GAAP Measures - Unaudited

	Three Months Ended April 30,
	2012	2011
	(in thousands )
Adjusted EBITDA:
Loss from continuing operations	$(286)	$(402)
Income tax expense (benefit)	1	(126)
Net interest income and expense	(38)	(97)
Depreciation expense	1,353	1,346
Amortization of intangible assets and capitalized software	1,503	1,391
EBITDA	$2,533	$2,112
Stock-based compensation expense	1,028	1,310
Expenses related to acquisitions and divestitures	451	112
Professional fees associated with litigation	558	582
Gain on sale of investment in affiliates	(814)	-
Restructuring costs	(28)	-
Adjusted EBITDA	$3,728	$4,116

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SeaChange Q1 FY13/Page 9

SeaChange International, Inc.

First Quarter Fiscal Year 2013 Results

Prepared Remarks

June 6, 2012

SeaChange is providing a copy of these prepared remarks in combination with its press release. This process and these remarks are offered to allow investors and analysts additional time and detail for analyzing our financial results in advance of our quarterly conference call. As previously scheduled, the conference call will begin tomorrow, June 7, at 8:30 a.m. E.T. and will include comments followed by questions and answers. These prepared remarks will not be read on the call.

The conference call may be accessed using the following information:

-	Telephone: 866-322-1550 (U.S.) and 973-200-3380 (international)
-	Conference ID: 847 554 36
-	Live webcast: www.schange.com/IR (An archived webcast also will be available at this site.)

Fiscal 2013 First Quarter Financial Discussion (excludes discontinued operations)

Revenue:

Product Revenue: Product revenue decreased 32% to $11.9 million for the first quarter of fiscal 2013 from $17.4 million for the first quarter of fiscal 2012. The year over year decrease of $5.5 million in product revenue was due to lower VOD software license and Advertising product revenue of $6.6 million primarily related to lower demand from our North American customers. The lower software product revenue was partially offset by higher VOD server revenue to a large North American customer.

Service Revenue: Service revenue increased 8.3% to $24.7 million for the first quarter of fiscal 2013 from $22.8 million in the first quarter of fiscal 2012. The $1.9 million increase in service revenue year over year was due to the higher In-Home service revenue partially offset by lower VOD and Advertising maintenance revenue from domestic customers.

Gross Margin:

Costs of product revenue consist primarily of the cost of purchased material components and subassemblies, labor and overhead relating to the final assembly and testing of complete systems and related expenses, and labor and overhead costs related to software development contracts. The Company’s gross margin in the first quarter of both fiscal 2013 and 2012 was flat at 55% as a percentage of total revenue.

Operating Expenses:

Total operating expenses for the first quarter of fiscal 2013 were $21.3 million or $1.5 million lower than the $22.8 million of total operating expenses incurred in the first quarter of last year. The lower operating costs are primarily due to lower selling and marketing expenses of $2.3 million due to staff reductions that occurred during the fourth quarter of fiscal 2012 as well as lower commissions earned on the lower first quarter fiscal 2013 revenue. This decrease was partially offset by higher general and administrative costs of $644,000 primarily due to legal and other professional service costs associated with the divestitures and ongoing litigation.

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